General Cable Corporation

Exhibit 99.2

CONTACT:

Christopher F. Virgulak

FOR IMMEDIATE RELEASE

     Chief Financial Officer

October 10, 2005

(859) 572-8684

General Cable Corporation Reaches Agreement in Principle to Acquire a Global Leader in High Voltage Energy Cable Systems

HIGHLAND HEIGHTS, KENTUCKY, October 10, 2005 - General Cable Corporation (NYSE: BGC) announced today that it has reached an agreement in principle to acquire the wire and cable manufacturing business of SAFRAN SA, a diverse, global high technology company.  The business to be acquired has historically gone to market under the names Silec and Sagem.  Silec is based in Montereau, France and employs 1,000 associates with nearly a million square feet of manufacturing space in that location.  Silec is recognized as a global leader in the design, engineering and installation of high voltage underground links.  The company is also among the top three producers of energy and industrial cables for the French market.

In 2004, the company reported global sales of approximately 210 million Euros with about 60% derived from the sale of energy cables.  Subject to closing adjustments, the consideration to be paid for the acquisition would be approximately 75 million Euros, which includes about 65 million Euros for the net working capital.  Funding for the transaction is expected to come from available cash and a new term loan in Europe. The transaction is expected to close during the fourth quarter of 2005 and is subject to certain conditions, including regulatory approval and consultation with the French Works Council.

According to Gregory B. Kenny, General Cable’s Chief Executive Officer, “The prospective Silec acquisition will be consistent with our strategy to expand our position in the $8 billion global energy cable market.  We expect this market to enter a period of net investment as developed countries renew spending on the energy infrastructure and grid interconnections.  At the same time, major developing countries have begun accelerated electrical network deployment as a key requisite to sustained economic growth.”

“Silec brings a record of more than 70 years of successful energy cable systems integration projects throughout the world.  The name is synonymous with engineering excellence and innovative systems solutions.  With successful installation up to 500 KV, Silec is an acknowledged leader in materials science specific to cabling and interconnections in the most extreme applications,” said Kenny.

“General Cable would bring to Silec a strong culture of continuous improvement leveraging its 25 manufacturing locations globally as well as enhanced market access in the Americas and Asia Pacific.  Silec is expected to be marginally accretive in 2006 as industrial synergies and best practices are fully explored.  At the same time, General Cable will continue to look for additional ways to expand its presence in the energy sector both geographically as well as from a product and services standpoint,” said Kenny.

Domingo Goenaga, CEO of General Cable Europe, noted that “Silec’s core strengths are very complementary to General Cable’s, which should help improve overall group profitability in a demanding regional market. I have also been very impressed with Silec’s innovativeness in product design and the ability to manufacture to a great variety of global industrial, communications and energy cable specifications.  General Cable Europe has much to learn from the Silec associates,” concluded Goenaga.

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. Visit our website at www.GeneralCable.com.

SAFRAN is an international high-technology group with four core businesses: propulsion, communications, equipment, defense security. It has 56,000 employees in over 30 countries, and annual revenues exceeding 10 billion euros. The SAFRAN group comprises a number of companies with prestigious brand names, and holds, alone or in partnership, global or European leadership positions in all of its markets.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company's ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2005, as well as periodic reports filed with the Commission.

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Release No.0484

10/10/2005